Exhibit 10.1

INTERIM CHIEF EXECUTIVE OFFICER SHORT-TERM CASH INCENTIVE PLAN

1.
For IRC §162(m) purposes, using a shareholder-approved metric, the Committee has established a performance measure to fund an individual short-term cash incentive plan for Larry Hunter, as the interim Chief Executive Officer (“CEO”), as provided in The DIRECTV Group, Inc. Executive Officer Cash Bonus Plan as amended and restated (the “Company Plan”). Such Company Plan applies solely to “Executives” as defined therein and the Chief Financial Officer, if not otherwise deemed a “covered employee” for purposes of IRC §162(m).

2.
In accordance with the Company Plan, the short-term cash incentive for the interim CEO (“Interim CEO Incentive Plan”) is for the period of service (the “Performance Period”) commencing July 1, 2009 and ending at the earliest to occur of (i) the position of CEO is filled, (ii) the Board of Directors formally ceases the search, or (iii) February 1, 2010, and will be subject to satisfying applicable funding metric(s) for the payment of the incentive under the Interim CEO Incentive Plan. The maximum award fund is $1 million.

3.
For this Interim CEO Incentive Plan, the sole performance measure for funding the incentive is as follows: during the Performance Period, Larry Hunter, as interim CEO, and with the Special Committee of the Board of Directors, pursues and leads the search to fill the position of CEO. For purposes of compliance with IRC §162(m), this individual executive performance measure for the Interim CEO Incentive Plan was determined under the second paragraph of Exhibit A Performance-Based Business Criteria of the Company Plan. The achievement of this measure will be based on the Committee’s evaluation and certification of Larry Hunter’s individual executive performance.

4.
The Committee may exercise negative discretion prior to payment to reduce any award payable under the Interim CEO Incentive Plan as necessary to align the actual award with Company and individual performance, including, without limitation, taking into consideration any or all of the following performance measures: net subscriber growth, churn, ARPU growth, SAC, margin improvement, customer satisfaction, revenue growth, cash flow growth, OPBDA growth and growth in Basic EPS from Continuing Operations.

5.
The award under this Interim CEO Incentive Plan shall be paid in a cash lump sum as soon as practicable after the Performance Period and after the final award amount is determined by the Committee. The award is taxable and taxes shall be withheld at the time of payment. The award is considered Covered Compensation for purposes of the employee and executive benefit plans and programs. Upon termination of employment for death or disability, the maximum fund amount shall be paid as soon as practicable. Upon involuntary termination of employment without cause, no payment shall be made until the Performance Period has ended and the Committee determines the extent to which the performance goal was achieved and determines the award amount, if any. For termination of employment for any other reason, the award shall be cancelled and forfeited. The award is subject to recovery under the policy established by this Committee in February 2009.